Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Administrative Committee of the

    Integrated Electrical Services, Inc.

    401(k) Retirement Savings Plan:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-67113 and 333-68274) on Form S-8 of Integrated Electrical Services, Inc. of our report dated June 29, 2005 with respect to the statements of net assets available for plan benefits of the Integrated Electrical Services, Inc. 401(k) Retirement Savings Plan as of December 31, 2004 and 2003, the statements of changes in net assets available for plan benefits for the years then ended, the supplemental schedule H, line 4a – schedule of delinquent participant contributions for the year ended December 31, 2004 and the supplemental schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2004, which report appears in the December 31, 2004 Annual Report on Form 11-K of the Integrated Electrical Services, Inc. 401(k) Retirement Savings Plan.

/s/ KPMG LLP
KPMG LLP

Houston, Texas

June 29, 2005